Exhibit 3.4

CERTIFICATE OF AMENDMENT

OF

THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

EQUINIX, INC.

* * * * *

Equinix, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware:

DOES HEREBY CERTIFY:

FIRST: That by unanimous written consent, the Board of Directors of the Corporation adopted resolutions setting forth a proposed amendment to the Restated Certificate of Incorporation of the Corporation, as set forth in the following paragraph, declaring said amendment to be in the best interests of the Corporation and its stockholders and authorizing the appropriate officers of the Corporation to solicit the consent of the stockholders therefor.

SECOND: That the Restated Certificate of Incorporation, filed with the Secretary of State of the State of Delaware on August 16, 2000, as amended on June 9, 2011 and June 7, 2013, is hereby further amended by adding a the following new Article XI:

ARTICLE XI

Restrictions on Ownership and Transfer of Shares

Section 11.1. Definitions. For purposes of this Article XI, the following terms shall have the following meanings:

Beneficial Owner. The term “Beneficial Owner” shall mean, with respect to any shares of Equity Stock, (i) any Person who owns such shares, whether directly or indirectly (including through a nominee), (ii) any Person who would be treated as the owner of such shares through the application of Section 544 of the Code, as modified by Section 856(h) of the Code, and (iii) any Person who would be considered a beneficial owner of such shares for purposes of Rule 13d-3 under the Exchange Act, provided, however, that in determining the number of shares Beneficially Owned by a Person, no share shall be counted more than once with respect to that Person. Whenever a Person Beneficially Owns shares of Equity Stock that are not actually outstanding (e.g., shares issuable upon the exercise of an option, the conversion of a convertible security or the exchange of an exchangeable security) (“Option Shares”), then, whenever this Restated Certificate requires a determination of the percentage of outstanding shares of a class of Equity Stock Beneficially Owned by such Person, the Option Shares Beneficially Owned by such Person shall also be deemed to be outstanding. The terms “Beneficial Ownership,” “Beneficially Owns” and “Beneficially Owned” shall have the correlative meanings.

Business Day. The term “Business Day” shall mean any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions in New York City are authorized or required by law, regulation or executive order to close.

Charitable Beneficiary. The term “Charitable Beneficiary” shall mean one or more beneficiaries of the Trust as determined pursuant to Section 11.3(g) hereof, provided that each such organization must be described in Section 11.3(g)(ii) hereof.

Code. The term “Code” shall mean the Internal Revenue Code of 1986, as amended, and the regulations and rulings promulgated thereunder, all as from time to time in effect, or any successor law, regulations, and rulings, and any reference to any statutory, regulatory or ruling provision shall be deemed to be a reference to any successor statutory, regulatory or ruling provision.

Constructive Ownership. The term “Constructive Ownership” shall mean ownership of Equity Stock by a Person, whether the interest in the shares of Equity Stock is held directly or indirectly (including through a nominee), and shall include any interests that would be treated as owned actually or constructively through the application of Section 318(a) of the Code, as modified by Section 856(d)(5) of the Code. The terms “Constructive Owner,” “Constructively Owns” and “Constructively Owned” shall have the correlative meanings.

Equity Stock. The term “Equity Stock” shall mean all classes or series of stock of the Corporation, including, without limitation, the Common Stock or any series of the Preferred Stock.

Excepted Holder. The term “Excepted Holder” shall mean a stockholder of the Corporation for whom an Excepted Holder Limit is created by this Restated Certificate or by the Board of Directors pursuant to Section 11.2(g) hereof.

Excepted Holder Limit. The term “Excepted Holder Limit” shall mean, provided that the affected Excepted Holder agrees to comply with the requirements established by the Board of Directors pursuant to Section 11.2(g) hereof, the percentage limit established by the Board of Directors pursuant to Section 11.2(g) hereof, which percentage will be subject to adjustment pursuant to Section 11.2(h) hereof.

Initial Date. The term “Initial Date” shall mean the date on which the Restated Certificate is amended to include this Article XI; provided, however, that following any Restriction Termination Date that corresponds to the preceding Initial Date, the term “Initial Date” means the date of public disclosure of a determination of the Board of Directors that (a) it is in the best interests of this Corporation to attempt to qualify or requalify as a REIT or (b) that compliance with all or any of the restrictions and limitations on Beneficial Ownership, Constructive Ownership and Transfers of shares of Equity Stock set forth herein is advisable in order for the Corporation to qualify as a REIT.

Market Price. The term “Market Price” on any date shall mean, with respect to any class or series of outstanding shares of Equity Stock, the Closing Price for such Equity Stock on such date. The “Closing Price” on any date shall mean the closing sale price (or if no closing sale price is reported, the average of the bid and asked prices or, if more than one such price in either case, the average of the average bid and the average asked prices) on that date as reported by the NASDAQ Global Select Market or, if such Equity Stock is not listed on the NASDAQ Global Select Market, on the principal national securities exchange on which such Equity Stock is listed or admitted to trading or, if such Equity Stock is not listed or admitted to trading on any national securities exchange, the last quoted price, or, if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by the National Association of Securities Dealers, Inc. Automatic Quotation System or, if such system is no longer in use, the principal other automated quotation system that may then be in use or, if such Equity Stock is not quoted by any such system, the average of the closing bid and asked prices as furnished by a professional market maker making a market in such Equity Stock selected by the Board of Directors or, in the event that “Market Price” is not able to be determined in accordance with any of the foregoing provisions of this definition, the fair market value of such Equity Stock, as determined in good faith by the Board of Directors. For the avoidance of doubt, the Closing Price will be determined without reference to after-hours or extended market trading.

Non-Transfer Event. The term “Non-Transfer Event” shall mean any event or other changes in circumstances other than a purported Transfer, including, without limitation, any change in the value of any shares of Equity Stock and any redemption of any shares of Equity Stock.

Person. The term “Person” shall mean an individual, corporation, firm, unincorporated organization, partnership, limited liability company, joint venture, estate, trust (inter vivos or testamentary, including any trust qualified under Sections 401(a) or 501(c)(17) of the Code), a portion of a trust permanently set aside for or to be used exclusively for the purposes described in Section 642(c) of the Code, estate of a deceased, insane or incompetent individual, association, private foundation within the meaning of Section 509(a) of the Code, joint stock company, bank, trust company, land trust, business trust, statutory trust, real estate investment trust, government or quasi-governmental authority, or agency or political subdivision thereof, or other entity and also includes a “group” as that term is used for purposes of Rule 13d-5(b) or Section 13(d)(3) of the Exchange Act, and a group to which an Excepted Holder Limit applies.

Prohibited Owner. The term “Prohibited Owner” shall mean, with respect to any purported Transfer or Non-Transfer Event, any Person who, but for the provisions of Section 11.2(a)(1) hereof, would Beneficially Own or Constructively Own shares of Equity Stock in excess of the Stock Ownership Limit, or would beneficially own (determined under the principles of Section 856(a)(5) of the Code) shares of Equity Stock causing or increasing a violation of Section 11.2(a)(1)(v) hereof, and in either case if appropriate in the context, shall also mean any Person who would have been the record or actual owner of the shares that the Prohibited Owner would have so owned.

REIT. The term “REIT” shall mean a “real estate investment trust” within the meaning of Sections 856 through 860 of the Code.

Restriction Termination Date. The term “Restriction Termination Date” shall mean the first day after the preceding Initial Date on which the Board of Directors determines pursuant to Section 11.8 hereof that it is no longer in the best interests of the Corporation to attempt to, or continue to, qualify as a REIT or that compliance with all or any of the restrictions and limitations on Beneficial Ownership, Constructive Ownership and Transfers of shares of Equity Stock set forth herein is no longer determined to be advisable by the Board of Directors in order for the Corporation to qualify as a REIT, but only with respect to such restrictions and limitations.

Stock Ownership Limit. The term “Stock Ownership Limit” shall mean not more than 9.8 percent (or such other amount designated by the Board of Directors pursuant to Section 11.2(h) hereof in the aggregate or with respect to any class or series of Equity Stock) (i) in value of the aggregate of the outstanding shares of Equity Stock or (ii) in value or number of shares, whichever is more restrictive, of the outstanding shares of any class or series of Equity Stock.

Transfer. The term “Transfer” shall mean any issuance, sale, transfer, gift, assignment, devise or other disposition, as well as any other event that causes any Person to acquire beneficial ownership (determined under the principles of Section 856(a)(5) of the Code), Beneficial Ownership or Constructive Ownership of Equity Stock or the right to vote (other than revocable proxies or consents given to such Person in response to a public proxy or consent solicitation made pursuant to, and in accordance with, the applicable rules and regulations promulgated under the Exchange Act) or receive dividends on Equity Stock, or any agreement to take any such actions or cause any such events, including, without limitation, (a) the granting or exercise of any option (or any disposition of any option) or entering into any agreement for the sale, transfer or other disposition of Equity Stock (or of beneficial ownership (determined under the principles of Section 856(a)(5) of the Code), Beneficial Ownership or Constructive Ownership of Equity Stock), (b) any disposition of any securities or rights convertible into or exchangeable for Equity Stock or any interest in Equity Stock or any exercise of any such conversion or exchange right and (c) Transfers of interests in other entities that result in changes in beneficial ownership (determined under the principles of Section 856(a)(5) of the Code), Beneficial Ownership or Constructive Ownership of Equity Stock; in each case, whether voluntary or involuntary, whether owned of record, beneficially owned (determined under the principles of Section 856(a)(5) of the Code), Constructively Owned or Beneficially Owned and whether by operation of law or otherwise. The terms “Transferring” and “Transferred” shall have the correlative meanings.

Trust. The term “Trust” shall mean any trust provided for in Section 11.3(a) hereof.

Trustee. The term “Trustee” shall mean each Person, unaffiliated with the Corporation and a Prohibited Owner, that is a “United States person” within the meaning of Section 7701(a)(30) of the Code and that is appointed by the Corporation to serve as trustee of a Trust as provided by Section 11.3(a) hereof.

Section 11.2. Equity Stock.

(a) Ownership Limitations. During the period commencing on the Initial Date and prior to the Restriction Termination Date, but subject to Section 11.4 hereof:

(1) Basic Restrictions:

(i) No Person, other than an Excepted Holder, shall Beneficially Own or Constructively Own shares of Equity Stock in excess of the Stock Ownership Limit, and no Excepted Holder shall Beneficially Own or Constructively Own shares of Equity Stock in excess of the Excepted Holder Limit for such Excepted Holder.

(ii) No individual (within the meaning of Section 542(a)(2) of the Code as modified by Section 856(h) of the Code) shall Beneficially Own shares of Equity Stock in excess of 9.8 percent in value of the aggregate outstanding shares of Equity Stock.

(iii) No Person shall Beneficially Own or Constructively Own shares of Equity Stock to the extent that such Beneficial Ownership or Constructive Ownership of Equity Stock would result in the Corporation failing to qualify as a REIT.

(iv) No Person shall Constructively Own shares of Equity Stock to the extent that such Constructive Ownership would cause any income of the Corporation that would otherwise qualify as “rents from real property” for purposes of Section 856(d) of the Code to fail to qualify as such.

(v) Notwithstanding any other provisions contained herein but subject to Section 11.4 hereof, any Transfer of shares of Equity Stock that, if effective, would result in the Equity Stock being beneficially owned by fewer than 100 Persons (determined under the principles of Section 856(a)(5) of the Code) shall be void ab initio, and the intended transferee shall acquire no rights in such shares of Equity Stock.

The number and value of the outstanding shares of Equity Stock (or any class or series thereof) held by any Person or individual (within the meaning of Section 542(a)(2) of the Code as modified by Section 856(h) of the Code) shall be determined by the Board of Directors in good faith, which determination shall be conclusive for all purposes hereof.

(2) Transfer in Trust. If any Transfer or Non-Transfer Event occurs on or after the Initial Date which, if effective or otherwise, would result in any Person Beneficially Owning or Constructively Owning (as applicable) shares of Equity Stock in violation of Section 11.2(a)(1)(i), (ii), (iii) or (iv) hereof:

(i) then that number of shares of the Equity Stock, the Beneficial Ownership or Constructive Ownership (as applicable) of which otherwise would cause such Person to violate Section 11.2(a)(1)(i), (ii), (iii) or (iv) hereof (rounded up to the nearest whole share), shall be automatically transferred to a Trust for the benefit of a Charitable Beneficiary, as described in Section 11.3 hereof, effective as of the close of business on the Business Day prior to the date of such Transfer or Non-Transfer Event, and such Person (or, if different, the direct or beneficial owner of such shares) shall acquire no rights in such shares or shall be divested of its rights in such shares, as applicable, and to the extent that, upon a transfer of shares of Equity Stock pursuant to this Section 11.2(a)(2)(i), a violation of any provision of Section 11.2(a)(1) hereof would nonetheless be continuing, then shares of Equity Stock shall be transferred to that number of Trusts, each having a distinct Trustee and a Charitable Beneficiary or Beneficiaries that are distinct from those of each other Trust, such that there is no violation of any provision of Section 11.2(a)(1) hereof; or

(ii) if the transfer to the Trust or Trusts described in clause (i) of this sentence would not be effective for any reason to prevent the violation of Section 11.2(a)(1)(i), (ii), (iii) or (iv) hereof, then the Transfer of that number of shares of Equity Stock that otherwise would cause any Person to violate Section 11.2(a)(1)(i), (ii), (iii) or (iv) hereof (rounded up to the nearest whole share) shall be void ab initio, and the intended transferee shall acquire no rights in such shares of Equity Stock.

In determining which shares of Equity Stock are to be transferred to a Trust in accordance with this Section 11.2(a)(2) and Section 11.3 hereof, shares shall be so transferred to a Trust in such manner that minimizes the aggregate value of the shares that are transferred to the Trust (except to the extent that the Board of Directors determines that the shares transferred to the Trust shall be those directly or indirectly held or Beneficially Owned or Constructively Owned by a Person or Persons that caused or contributed to the application of this Section 11.2(a)(2)), and to the extent not inconsistent therewith, on a pro rata basis.

(b) Remedies for Breach. If the Board of Directors or any duly authorized committee thereof shall at any time determine in good faith that a Transfer or Non-Transfer Event has taken place that results in a violation of Section 11.2(a)(1) hereof or that a Person intends to acquire or has attempted to acquire Beneficial Ownership, Constructive Ownership or beneficial ownership (determined under the principles of Section 856(a)(5) of the Code) of any shares of Equity Stock in violation of Section 11.2(a)(1) hereof (whether or not such violation is intended), the Board of Directors or a committee thereof is authorized to take such action as it deems advisable to refuse to give effect to or to prevent such Transfer or Non-Transfer Event or otherwise prevent such violation, including, without limitation, causing the Corporation to repurchase shares, refusing to give effect to such Transfer on the books of the Corporation or instituting proceedings to enjoin such Transfer or Non-Transfer Event; provided, however, that any Transfer or attempted Transfer in violation of Section 11.2(a)(1) hereof (or Non-Transfer Event that results in a violation of Section 11.2(a)(1) hereof) shall automatically result in the transfer to the Trust described above, or, if applicable, shall be void ab initio as provided above irrespective of any action (or non-action) by the Board of Directors or a committee thereof.

(c) Notice of Restricted Transfer. Any Person who acquires or attempts or intends to acquire Beneficial Ownership, Constructive Ownership or beneficial ownership (determined under the principles of Section 856(a)(5) of the Code) of shares of Equity Stock that will or may violate Section 11.2(a)(1) hereof or any Person who held or would have owned shares of Equity Stock that resulted in a transfer to the Trust pursuant to the provisions of Section 11.2(a)(2) hereof shall immediately give written notice to the Corporation of such event, or in the case of such a proposed or attempted transaction, give at least 15 days prior written notice, and shall provide to the Corporation such other information as the Corporation may request in order to determine the effect, if any, of such Transfer on the Corporation’s qualification as a REIT.

(d) Owners Required to Provide Information. From the Initial Date and prior to the Restriction Termination Date:

(1) every owner of five percent or more (or such lower percentage as required by the Code or the regulations promulgated thereunder) of the outstanding shares of any class or series of Equity Stock, upon request, shall provide in writing to the Corporation the name and address of such owner, the number of shares of each class and series of Equity Stock and other shares of the Equity Stock Beneficially Owned by it and a description of the manner in which such shares are held. Each such owner shall provide to the Corporation such additional information as the Corporation may request in order to determine the effect, if any, of such Beneficial Ownership on the Corporation’s qualification as a REIT and to ensure compliance with the Stock Ownership Limit; and

(2) each Person who is a Beneficial Owner or Constructive Owner of Equity Stock and each Person (including the stockholder of record) who is holding Equity Stock for a Beneficial Owner or Constructive Owner shall provide in writing to the Corporation such information as the Corporation may request, in good faith, in order to determine the Corporation’s qualification as a REIT and to comply with requirements of any taxing authority or governmental authority or to determine such compliance.

(e) Remedies Not Limited. Subject to Section 11.8 hereof, nothing contained in this Section 11.2 shall limit the authority of the Board of Directors to take such other action as it deems necessary or advisable to protect the Corporation and the interests of its stockholders in preserving the Corporation’s qualification as a REIT.

(f) Ambiguity. The Board of Directors shall have the power to determine the application of the provisions of this Section 11.2 and Section 11.3 hereof and any definition contained in Section 11.1 hereof, including in the case of an ambiguity in the application of any of the provisions of this Section 11.2, Section 11.3 hereof, or any such definition, with respect to any situation based on the facts known to it. In the event this Section 11.2 or Section 11.3 hereof requires an action by the Board of Directors and this Restated Certificate fails to provide specific guidance with respect to such action, the Board of Directors shall have the power to determine the action to be taken so long as such action is not contrary to the provisions of Sections 11.1, 11.2 or 11.3 hereof.

(g) Exceptions:

(1) Subject to Section 11.2(a)(1)(iii) hereof, the Board of Directors, in its sole discretion, may prospectively or retroactively exempt a Person from one or more of the ownership limitations set forth in Section 11.2(a)(1)(i) hereof and establish or increase an Excepted Holder Limit for such Person, may prospectively or retroactively waive the provisions of Section 11.2(a)(1)(ii) hereof with respect to a Person, and/or may prospectively or retroactively waive the provisions of Section 11.2(a)(1)(iv) hereof with respect to a Person if:

(i) the Board of Directors obtains such representations and undertakings from such Person as are reasonably necessary to ascertain that such Person’s Beneficial Ownership and Constructive Ownership of such shares of Equity Stock in excess of the Stock Ownership Limit or in violation of the limitations imposed by Section 11.2(a)(1)(ii) hereof or Section 11.2(a)(1)(iv) hereof, as applicable, will not now or in the future jeopardize the Corporation’s ability to qualify as a REIT under the Code; and

(ii) such Person agrees that any violation or attempted violation of such representations or undertakings (or other action which is contrary to the restrictions contained in Section 11.2 hereof) will result in such shares of Equity Stock being automatically transferred to a Trust in accordance with Sections 11.2(a)(2) and 11.3 hereof unless the Board determines that the agreement set forth in this Section 11.2(g)(1)(ii) is not necessary or advisable.

(2) Prior to granting any exemption or waiver or creating any Excepted Holder Limit pursuant to Section 11.2(g)(1) hereof, the Board of Directors may require a ruling from the Internal Revenue Service, or an opinion of counsel, in either case in form and substance satisfactory to the Board of Directors in its sole discretion, as it may deem necessary or advisable in order to determine or ensure the Corporation’s qualification as a REIT. Notwithstanding the receipt of any ruling or opinion, the Board of Directors may impose such conditions or restrictions as it deems appropriate in connection with granting such exemption or waiver or creating any Excepted Holder Limit.

(3) Subject to Section 11.2(a)(1)(iii) hereof, an underwriter or placement agent (or Person acquiring securities for a similar purpose and function) that participates in a public offering or a private placement of Equity Stock (or securities convertible into or exchangeable for Equity Stock) may Beneficially Own and Constructively Own shares of Equity Stock (or securities convertible into or exchangeable for Equity Stock) in excess of the Stock Ownership Limit but only to the extent necessary to facilitate such public offering or private placement.

(4) The Board of Directors may reduce the Excepted Holder Limit for an Excepted Holder only: (i) with the written consent of such Excepted Holder at any time, or (ii) pursuant to the terms and conditions of the agreements and undertakings entered into with such Excepted Holder in connection with the establishment of the Excepted Holder Limit for that Excepted Holder. No Excepted Holder Limit shall be reduced to a percentage that is less than the Stock Ownership Limit.

(h) Increase or Decrease in Stock Ownership Limit. Subject to Section 11.2(a)(1)(iii) hereof, the Board of Directors may from time to time increase the Stock Ownership Limit (or any portion thereof) for one or more Persons and decrease the Stock Ownership Limit (or any portion thereof) for all other Persons; provided, however, that (i) any such decreased Stock Ownership Limit (or portion thereof) will not be effective for any Person whose ownership in Equity Stock is in excess of the decreased Stock Ownership Limit (or portion thereof) until such time as such Person’s ownership in Equity Stock equals or falls below the decreased Stock Ownership Limit (or such decreased portion thereof), but any further Transfers of any Equity Stock resulting in such Person’s Beneficial Ownership or Constructive Ownership thereof creating an increased excess over the decreased Stock Ownership Limit (or portion thereof) will be in violation of the decreased Stock Ownership Limit (or portion thereof); and (ii) any new Stock Ownership Limit (or portion thereof) would not result in the Corporation being

“closely held” within the meaning of Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year) if five unrelated individuals were to Beneficially Own the five largest amounts of Equity Stock permitted to be Beneficially Owned under such new Stock Ownership Limit, taking into account clause (i) of this proviso permitting ownership in excess of the decreased Stock Ownership Limit (or portion thereof) in certain cases.

(i) Legend. Each certificate for shares of Equity Stock, if certificated, shall bear a legend that substantially describes the foregoing restrictions on transfer and ownership, or, instead of such legend, the certificate, if any, may reference such restrictions and state that the Corporation will furnish a full statement about restrictions on transferability and ownership to a stockholder on request and without charge. In the case of any shares of Equity Stock that are uncertificated, such restrictions, or a reference to such restrictions and a statement that the Corporation will furnish a statement about restrictions on transferability and ownership set forth in this Article XI to any stockholder on request and without charge, will be contained in the notice or notices sent as required by applicable law.

Section 11.3. Transfer of Equity Stock in Trust.

(a) Ownership in Trust. Upon any purported Transfer or Non-Transfer Event described in Section 11.2(a)(2) hereof that would result in a transfer of shares of Equity Stock to a Trust, such shares of Equity Stock shall be deemed to have been transferred to the Trustee as trustee of a Trust for the exclusive benefit of one or more Charitable Beneficiaries. Such transfer to the Trustee shall be deemed to be effective as of the close of business on the Business Day prior to the purported Transfer or Non-Transfer Event that results in the transfer to the Trust pursuant to Section 11.2(a)(2) hereof. The Trustee shall be appointed by the Corporation and shall be a Person meeting the qualifications set forth in Section 11.1 hereof. Each Charitable Beneficiary shall be designated by the Corporation as provided in Section 11.3(g) hereof.

(b) Status of Shares Held by the Trustee. Shares of Equity Stock held by the Trustee shall be issued and outstanding shares of Equity Stock of the Corporation. The Prohibited Owner shall have no rights in the shares held by the Trustee. The Prohibited Owner shall not benefit economically from ownership of any shares held in trust by the Trustee, shall have no rights to dividends or other distributions and shall not possess any rights to vote or other rights attributable to the shares held in the Trust. The Prohibited Owner shall have no claim, cause of action or other recourse whatsoever against the purported transferor of such shares.

(c) Ordinary Dividend and Voting Rights. The Trustee shall have all voting rights and rights to ordinary dividends with respect to shares of Equity Stock held in the Trust, which rights shall be exercised for the exclusive benefit of the Charitable Beneficiary. Any ordinary dividend paid prior to the discovery by the Corporation that the shares of Equity Stock have been transferred to the Trustee shall be paid by the recipient of such dividend to the Trustee upon demand and any ordinary dividend authorized but unpaid shall be paid when due to the Trustee. Any ordinary dividend so paid to the Trustee shall be held in trust for the Charitable Beneficiary, and shall be paid to the Charitable Beneficiary as soon as practicable. The Prohibited Owner shall not possess any rights to vote shares held in the Trust and, subject to the DGCL, effective as of the date that the shares of Equity Stock have been transferred to the Trust, the Trustee shall have the authority (at the Trustee’s sole discretion) to vote the shares, including the ability to revoke a proxy or ballot previously submitted by the Prohibited Owner, in accordance with the DGCL and the Bylaws of the Corporation, in accordance with the desires of the Trustee acting for the benefit of the Charitable Beneficiary; provided, however, that if the Corporation has already taken corporate action, as determined by the Board of Directors, then the Trustee shall not have the voting rights with regard to such corporate action. Notwithstanding the provisions of this Article XI, until the Corporation has received notification that shares of Equity Stock have been transferred into a Trust, the Corporation shall be entitled to rely on its share transfer and other stockholder records for purposes of preparing lists of stockholders entitled to vote at meetings, determining the validity and authority of proxies and otherwise conducting votes of stockholders.

(d) Rights upon Liquidation. Upon any voluntary or involuntary liquidation, dissolution or winding up of or any distribution of the assets of the Corporation, the Trustee shall be entitled to receive, ratably with each other holder of Equity Stock of the class or series of Equity Stock held in the Trust, that portion of the assets of the Corporation available for distribution to the holders of such class or series (determined based upon the ratio that the number of shares of such class or series of Equity Stock held by the Trustee bears to the total number of shares of such class or series of Equity Stock then outstanding). The Trustee shall distribute any such assets received in respect of the Equity Stock held in the Trust in any liquidation, dissolution or winding up or distribution of the assets of the Corporation, in accordance with Section 11.3 hereof.

(e) Extraordinary Distribution and Sale of Shares by Trustee. As soon as reasonably practicable after receiving notice from the Corporation that shares of Equity Stock have been transferred to the Trust (and no later than 20 days after receiving notice in the case of shares of Equity Stock that are listed or admitted to trading on any national securities exchange), the Trustee of the Trust shall sell the shares held in the Trust to a person whose ownership of the shares will not violate the ownership limitations set forth in Section 11.2(a)(1) hereof. Upon such sale, the interest of the Charitable Beneficiary in the shares sold shall terminate. Upon any such sale or receipt by the Trust of an extraordinary distribution, the Trustee shall distribute the net proceeds of the sale or extraordinary distribution to the Prohibited Owner and to the Charitable Beneficiary as provided in this Section 11.3(e). The Prohibited Owner shall receive the lesser of (i) the price paid by the Prohibited Owner for the shares or, if the Prohibited Owner did not give value for the shares in connection with the event causing the shares to be held in the Trust (e.g., in the case of a gift, devise or other such transaction or in the case of a Non-Transfer Event), the Market Price of the shares on the day of the event causing the shares to be held in the Trust, in each case reduced by any amounts previously received by the Prohibited Owner pursuant to this Section 11.3(e) in connection with prior extraordinary distributions and (ii) the sales or extraordinary distribution proceeds received by the Trustee (net of any commissions and other expenses of the Trustee as provided in Section 11.3(h) hereof) from the sale or other disposition of the shares held in the Trust. The Trustee may reduce the amount payable to the Prohibited Owner by the amount of ordinary dividends which has been paid to the Prohibited Owner and is owed by the Prohibited Owner to the Trustee pursuant to Section 11.3(c) hereof. Any net sales proceeds and extraordinary distributions in excess of the amount payable to the Prohibited Owner shall be promptly distributed to the Charitable Beneficiary. If, prior to the discovery by the Corporation that shares of Equity Stock have been transferred to the Trustee, such shares are sold by a Prohibited Owner, then (i) such shares shall be deemed to have been sold on behalf of the Trust and (ii) to the extent that the Prohibited Owner received an amount for such shares that exceeds the amount that such Prohibited Owner was entitled to receive pursuant to this Section 11.3(e), such excess shall be paid to the Trustee upon demand and, when received, shall be promptly distributed to the Charitable Beneficiary.

(f) Purchase Right in Stock Transferred to the Trustee. Shares of Equity Stock transferred to the Trustee shall be deemed to have been offered for sale to the Corporation, or its designee, at a price per share equal to the lesser of (i) the price per share in the transaction that resulted in such transfer to the Trust (or, if the Prohibited Owner did not give value for the shares in connection with the event causing the shares to be held in the Trust (e.g., in the case of a gift, devise or other such transaction or in the case of a Non-Transfer Event), the Market Price of the shares on the day of the event causing the shares to be held in the Trust) and (ii) the Market Price on the date the Corporation, or its designee, accepts such offer. The Corporation shall have the right to accept such offer until the Trustee has sold the shares held in the Trust pursuant to Section 11.3(e) hereof. Upon such a sale to the Corporation, the interest of the Charitable Beneficiary in the shares sold shall terminate and the Trustee shall distribute the net proceeds of the sale, reduced by any amounts previously received by the Prohibited Owner pursuant to Section 11.3(e) hereof in connection with prior extraordinary distributions, to the Prohibited Owner; provided, however, that the Trustee may reduce the amount payable to the Prohibited Owner by the amount of dividends and other distributions which has been paid to the Prohibited Owner and is owed by the Prohibited Owner to the Trustee pursuant to Section 11.3(c) hereof. Any net sales proceeds in excess of the amount payable to the Prohibited Owner shall be promptly distributed to the Charitable Beneficiary.

(g) Designation of Charitable Beneficiaries. By written notice to the Trustee, the Corporation may designate or, from time to time, change one or more nonprofit organizations as the Charitable Beneficiary of the interest in the Trust such that (i) the shares of Equity Stock held in the Trust would not violate the restrictions set forth in Section 11.2(a)(1) hereof in the hands of such Charitable Beneficiary and (ii) each such organization must be organized under the laws of the United States, any state thereof, or the District of Colombia and must be described in Section 501(c)(3) of the Code, and contributions to each such organization must be eligible for deduction under each of Sections 170(b)(1)(A) (other than clauses (vii) and (viii) thereof), 2055 and 2522 of the Code. Neither the failure of the Corporation to make such designation nor the failure of the Corporation to appoint the Trustee before the automatic transfer provided for in Section 11.2(a)(2) hereof shall make such transfer ineffective, provided that the Corporation thereafter makes such designation and appointment. The designation of a nonprofit organization as a Charitable Beneficiary shall not entitle such nonprofit organization to serve in such capacity and the Corporation may, in its sole discretion, designate a substitute or additional nonprofit organization meeting the requirements of this Section 11.3(g) as the Charitable Beneficiary at any time and for any or no reason. Any determination by the Corporation with respect to the application of this Article XI shall be binding on each Charitable Beneficiary.

(h) Costs, Expenses and Compensation of Trustee and the Corporation. The Trustee shall be indemnified by the Corporation or from the proceeds from the sale of shares of Equity Stock held in the Trust, as further provided in this Article XI, for its costs and expenses reasonably incurred in connection with conducting its duties and satisfying its obligations pursuant to this Article XI. The Trustee shall be entitled to receive reasonable compensation for services provided by the Trustee in connection with serving as a Trustee, the amount and form of which shall be determined by agreement of the Board of Directors and the Trustee. Costs, expenses and compensation payable to the Trustee pursuant to this Section 11.3(h) may be funded from the Trust or by the Corporation. The Corporation shall be entitled to reimbursement on a first priority basis (after payment in full of amounts payable to the Trustee pursuant to this Section 11.3(h)) from the Trust for any such amounts funded by the Corporation. Costs and expenses incurred by the Corporation in the process of enforcing the ownership limitations set forth in Section 11.2(a)(1) hereof, in addition to reimbursement of costs, expenses and compensation of the Trustee which have been funded by the Corporation, may be collected from the Trust.

Section 11.4. Settlement of Transactions. Nothing in this Article XI shall preclude the settlement of any transaction entered into through the facilities of the NASDAQ Global Select Market or the New York Stock Exchange or their successor national securities exchanges or any other national securities exchange or automated inter-dealer quotation system. The fact that the settlement of any transaction occurs shall not negate the effect of any other provision of this Article XI and any transferee in such a transaction shall be subject to all of the provisions and limitations set forth in this Article XI.

Section 11.5. Enforcement. The Corporation is authorized specifically to seek equitable relief, including injunctive relief, to enforce the provisions of this Article XI. The Board of Directors shall have all power and authority necessary or advisable to implement the provisions of this Article XI.

Section 11.6. Non-Waiver. No delay or failure on the part of the Corporation or the Board of Directors in exercising any right hereunder shall operate as a waiver of any right of the Corporation or the Board of Directors, as the case may be, except to the extent specifically waived in writing.

Section 11.7. Severability. If any provision (or part thereof) of this Article XI or any application of any such provision (or part thereof) is determined to be invalid by any federal or state court having jurisdiction over the issues, the validity of the remaining provisions shall not be affected and other applications of such provisions shall be affected only to the extent necessary to comply with the determination of such court.

Section 11.8. Status as a REIT. If the Corporation elects to qualify for federal income tax treatment as a REIT under Sections 856-860 of the Code, the Board of Directors shall use its reasonable best efforts to take such actions as are necessary, and may take such actions as in its sole judgment and discretion are desirable, to preserve the qualification of the Corporation as a REIT. Notwithstanding the foregoing, if a majority of the Board of Directors determines that it is no longer in the best interest of the Corporation to continue to have the Corporation qualify as a REIT, the Board of Directors may revoke or otherwise terminate the Corporation’s REIT election. The Board of Directors may also determine in its sole judgment and discretion that compliance with any restrictions or limitations on stock ownership and transfers set forth in Article XI is no longer advisable for REIT election and taxation.

THIRD: Thereafter, pursuant to a resolution of its Board of Directors, a meeting of the stockholders of the Corporation was duly called and held, on June 4, 2014, upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware, at which meeting the necessary number of shares as required by statute and the Corporation’s Rested Certificate of Incorporation were voted in favor of the amendment.

FOURTH: The foregoing amendment was duly adopted and in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, Equinix, Inc. has caused this Certificate to be duly executed in its corporate name this 4th day of June, 2014.

EQUINIX, INC.

By:	/s/ Stephen Smith

Name:	Stephen Smith
Title:	President and Chief Executive Officer